EXHIBIT 2
                                                              to AMENDMENT NO. 4
                                                                 to SCHEDULE 13D

                                 LOCK-UP LETTER

                                                                 August 11, 1999

BindView Development Corporation
5151 San Felipe, 22nd Floor
Houston, Texas 77056

Ladies and Gentlemen:

         The undersigned understands that BindView Development Corporation (the "Company") has prepared and filed a Registration Statement on Form S-3 (the "Registration Statement") registering the offering and sale by certain shareholders of the Company of shares of the Common Stock, no par value per share, of the Company (the "Common Stock").

         To induce the Company to permit the undersigned to include shares of Common Stock held by it in the Registration Statement, the undersigned hereby agrees that, without the prior written consent of the Company, it will not, during the period commencing on the effective date of the Registration Statement and ending on the first anniversary of the effective date of the Registration Statement, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock.

         The foregoing provisions shall not apply to the sale or other transfer of shares of Common Stock in connection with a sale of the Company (by merger or otherwise) or (a) by way of testate or intestate succession or by operation of law, (b) to charitable organizations or (c) by way of partnership, corporate, trust or similar distributions or (d) to any associate (as such term is defined in Rule 12b2 of the Securities Exchange Act of 1934) of the undersigned; provided that, prior to any
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such sale or other transfer of shares of Common Stock, any such transferee referred to in clauses (a) through (d) above agrees in writing to the restrictions on transfer set forth herein.

         In the event that the Registration Statement does not become effective and the undersigned does not sell all of its shares of Common Stock registered thereunder on or before September 1, 1999, this Lock-Up Agreement shall terminate and be of no further force or effect, provided that if this Lock-Up Agreement terminates, then the Company may amend the Registration Statement to deregister the excess of the number of shares of Common Stock being offered and sold by the undersigned pursuant to the Registration Statement less the number of shares of Common Stock held by the undersigned that have previously been offered and sold pursuant to the Registration Statement.

                                    Very truly yours,

                                    General Atlantic Partners 44, L.P.
                                    By:  General Atlantic Partners, LLC,
                                         its general partner

                                    By:  /s/ Franchon M. Smithson
                                    -----------------------------
                                    Name:  Franchon M. Smithson
                                    Title: A Managing Member

                                    Address:

                                    c/o General Atlantic Service Corporation
                                    3 Pickwick Plaza
                                    Greenwich, Connecticut 06830